Exhibit 10.1

December 17, 2019

Jonathan G. Drachman, M.D.

Chief Executive Officer

Neoleukin Therapeutics, Inc.

401 Terry Avenue N.

Seattle, WA 98109

Re: 3(a)(9) Exchange Agreement

Dear Dr. Drachman:

This letter agreement (the “Agreement”) confirms the agreement of Neoleukin Therapeutics, Inc., a Delaware corporation (the “Company”), and the holders of the Common Stock listed on Schedule I attached hereto (each a “Holder” and collectively, the “Holders” and together, the Company and the Holders shall be referred to as the “Parties”), pursuant to which the Holders have agreed to exchange an aggregate of 7,907,939 shares of Common Stock, par value $0.000001 per share (the “Common Stock”) of the Company beneficially owned by the Holders plus any shares purchased by the Holders in the registered offering currently contemplated by the Company (the “Shares”) for one or more pre-funded warrants in the form attached hereto as Exhibit A (each a “Pre-funded Warrant”) to purchase an aggregate number shares of Common Stock equal to the number of Shares (the “Warrant Shares”) of the Company so exchanged, pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), on terms specified below.

1)

Immediately after the closing of the registered offering currently contemplated by the Company, or, if the closing does not occur, on such date as may be requested in writing by the Holders upon at least 24-hours’ notice (the “Closing Date”), the Holders shall exchange the Shares for the Pre-funded Warrants representing the Warrant Shares (the “Exchange”) in the respective amounts listed on Schedule I. On the Closing Date: (a) the Holders shall cause the applicable Depository Trust Company (“DTC”) participant (each a “DTC Participant” ) to (A) transfer via the DTC’s “deposit/withdrawal at custodian” system (“DWAC”) the Shares to the Company’s transfer agent, American Stock Transfer and Trust Company, LLC (including any successor, the “Transfer Agent”) and (B) take such further action as may be necessary or appropriate to notify the Transfer Agent that the Shares have been surrendered to the Transfer Agent by the applicable DTC Participant via DWAC; (b) upon confirmation that the Shares have been surrendered to the Transfer Agent, the Company shall instruct the Transfer Agent to cancel the Shares; and (c) ) the Company shall issue and deliver to the Holders the Pre-funded Warrants representing the Warrant Shares, in the amounts and registered in the names set forth on Schedule I. Notwithstanding the foregoing, in lieu of clause (a) above, each Holder may satisfy its obligation to surrender the Shares by causing the Shares to be transferred via DTC to an account specified in writing by the Company or may surrender by any other method mutually agreed to by the Parties.

2)	The Company represents and warrants to each Holder as follows:

a.

Neither the Company nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the forgoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) of the Securities Act and the rules and regulations of the Commission promulgated thereunder) for soliciting the Exchange. Assuming the representations and warranties of the Holders contained herein are true and complete, the Exchange will qualify for the registration exemption contained in Section 3(a)(9) of the Securities Act.

b.

It has the requisite corporate power and authority and power to enter into this Agreement and to consummate the Exchange and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Company.

c.

It has reserved a sufficient number of shares of Common Stock as may be necessary to fully permit the exercise of the Pre-funded Warrants and the issuance of the Warrant Shares, without regard to any beneficial ownership limits set forth in the Pre-funded Warrant.

3)	Each Holder, as to itself only, represents and warrants to the Company as follows:

a.	It has the requisite power and authority to enter into this Agreement and consummate the Exchange.

b.

It is the record and beneficial owner of, and has valid and marketable title to, the Shares being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance (other than restrictions arising pursuant to applicable securities laws), and has the absolute and unrestricted right, power and capacity to surrender and exchange the Shares being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance. It is not a party to or bound by, and the Shares being exchanged by it pursuant to this Agreement are not subject to, any agreement, understanding or other arrangement (i) granting any option, warrant or right of first refusal with respect to such Shares to any person, (ii) restricting its right to surrender and exchange such Shares as contemplated by this Agreement, or (iii) restricting any other of its rights with respect to such Shares.

c.

Neither it nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the forgoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) and the rules and regulations of the Commission promulgated thereunder) for soliciting the Exchange.

4)	This agreement, and any action or proceeding arising out of or relating to this agreement, shall be exclusively governed by the laws of the State of New York.

5)

In the event that any part of this agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this agreement shall remain in full force and effect. In such an event, the Holders and the Company shall endeavor in good faith negotiations to modify this agreement so as to affect the original intent of the parties as closely as possible.

6)

This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

[SIGNATURE PAGE FOLLOWS]

2

Please sign to acknowledge agreement with the above terms and return to the undersigned.

Holders:

667, L.P.

By:

BAKER BROS. ADVISORS LP,

management company and investment adviser

to 667, L.P., pursuant to authority granted to it

by Baker Biotech Capital, L.P., general

partner to 667, L.P.. and not as the general

partner

By:	/s/ Scott Lessing

Name:	Scott Lessing
Title:	President

BAKER BROTHERS LIFE SCIENCES, L.P.

By:

BAKER BROS. ADVISORS LP,

management company and investment adviser

to Baker Brothers Life Sciences, L.P.,

pursuant to authority granted to it by Baker

Brothers Life Sciences Capital, L.P., general

partner to Baker Brothers Life Sciences, L.P..

and not as the general partner

By:	/s/ Scott Lessing

Name:	Scott Lessing
Title:	President

[Signature Page to Exchange Agreement]

Acknowledged and agreed to:

Neoleukin Therapeutics, Inc.

By:	/s/ Jonathan G. Drachman

Name:	Jonathan G. Drachman
Title:	President and Chief Executive Officer

Exhibit A

Form of Pre-Funded Warrant to Purchase Common Stock